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                              STANDSTILL AGREEMENT


     AGREEMENT, dated February 22, 2000, by and between CURATIVE HEALTH SERVICES, INC., a Minnesota corporation ("Company"), and Joseph L. Feshbach, a resident of California and Matthew Feshbach, a resident of Florida (together, "Blockholder").

     WHEREAS, Blockholder is the beneficial owner of 671,700 shares of Common Stock, par value $.01 per share (the "Common Stock"), of Company, representing approximately 6.8% of the outstanding shares of Common Stock; and

     WHEREAS, the parties hereto wish to provide for a constructive, orderly and mutually beneficial relationship between themselves; and

     WHEREAS, the Company Board of Directors has asked its Stock Option and Compensation Committee to consider an amendment to its director option plan to provide for grants to directors of the greater of 12,000 shares of Common Stock per year or such number of shares of Common Stock as recommended by the Stock Option and Compensation Committee, such amendment to be effective as of the May 2000 annual meeting of shareholders, subject to approval by Company shareholders ("Director Option Plan Amendment"); and

     WHEREAS, the Company Board of Directors has expressed its intention to resume Company's share repurchase program ("Share Repurchase Program"); and

     WHEREAS, the Company Board of Directors has adopted a severance plan for existing directors not nominated in 2000 or 2001 or resigning upon the resolution of existing governmental litigation, a copy of which is attached hereto as Exhibit A ("Severance Plan"); and

     WHEREAS, Company's bylaws currently provide that action by the Board of Directors and the Nominating Committee thereof will be by simple majority vote.

     NOW, THEREFORE, the parties hereto agree as follows:

     1.   CERTAIN DEFINITIONS.

     (a) "Acquisition Transaction" means the acquisition or purchase of all or substantially all of the assets or securities of, or any merger, consolidation or business combination with, Company which results in the holders of the Voting Securities of Company prior to the transaction owning less than 50% of the voting securities of the surviving corporation upon consummation of the transaction.

     (b) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations of the Securities and Exchange Commission (the "Commission") thereunder (the "Exchange Act Rules") as in effect on the date hereof (the term "registrant" in

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Rule 12b-2 meaning in this case Company or Blockholder, as the case may be);
except that, for the purposes of this Agreement, Company and its subsidiaries shall not be deemed to be Associates or Affiliates of Blockholder and Blockholder shall not be deemed to be Associates or Affiliates of Company and its subsidiaries.

     (c) "Beneficial ownership" shall be determined pursuant to Rule 13d-3 of the Exchange Act Rules (or any successor rule or statutory provision) or, if Rule 13d-3 shall be rescinded and there shall be no successor rule or statutory provision thereto, pursuant to Rule 13d-3 as in effect on the date hereof.

     (d) "Independent Investment Banker" shall mean a nationally recognized investment banking firm selected by the affirmative vote of a majority of Company's Board of Directors.

     (e) "Blockholder Directors" shall mean each of Messrs. Joseph Feshbach, Paul Auerbach and Daniel Berce, and such other directors as may be designated by Blockholder from time to time to take their place on the Board of Directors of Company in the event there is a vacancy on the Board of Directors of Company caused by the death, resignation or removal of any of them. At any time, Blockholder Directors shall mean those Blockholder Directors then in office.

     (f) "Non-Blockholder Directors" shall mean such members of the Board of Directors who are not Blockholder Directors. At any time, Non-Blockholder Directors shall mean those Non-Blockholder Directors then in office.

     (g) "Permitted Acquisition Transaction" means any Acquisition Transaction by any Person available to all holders of Voting Securities (A) that is a tender offer (with a mandatory clean-up or back-end merger at the same price) or (B) that requires a shareholder vote and, in the case of each of clauses (A) and (B) above satisfies the following conditions:

          (i) it is recommended by an affirmative vote of a majority of Company's Board of Directors; and

          (ii) the Board of Directors shall have received a written opinion of an Independent Investment Banker that the consideration which the holders of Voting Securities shall be entitled to receive in such Acquisition Transaction is fair to such shareholders from a financial point of view.

     (h) "Person" shall mean any individual, firm, corporation or other entity and shall include any group comprised of any Person and any other Person with whom such Person or an Affiliate or Associate of such Person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of any shares of Voting Securities.

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     (i) A "subsidiary" of a corporation shall mean any corporation more than
50% of whose outstanding voting securities are directly or indirectly owned by such other corporation.

     (j) "Voting Securities" shall mean the Common Stock and any securities entitled to vote for the election of directors of Company without regard to any event or occurrence. Any percentage of Voting Securities hereunder shall mean as a percentage of voting power.

     2. RESTRICTIONS ON PURCHASES. For a period of two years from the date hereof, Blockholder shall not, shall not permit any of its Affiliates and shall use its best efforts not to permit any of its Associates to, directly or indirectly:

          (a) unless approved by a majority of the members of the Board of Directors, which majority shall not include Mr. Joseph Feshbach, acquire, propose or agree to acquire by purchase or otherwise beneficial ownership of more than 300,000 shares of Common Stock (except by way of stock dividends or other distributions by Company made available to holders of Voting Securities generally, or by way of options to purchase Common Stock granted to directors);

          (b) form or join any "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") with respect to Voting Securities (other than a group consisting solely of Blockholder);

          (c) deposit any Voting Securities in a voting trust or subject any Voting Securities to any similar agreement or arrangement with respect to the voting of such Voting Securities; or

          (d) directly or indirectly become a "participant" in any "solicitation" of "proxies" (as such terms are defined in Regulation 14A under the Exchange Act) except in accordance with matters recommended by the Board of Directors of Company (at all times subject to Blockholder's voting obligations, with respect to Voting Securities set forth herein).

     3. RESTRICTIONS ON TRANSFER. For a period of two years from the date hereof, Blockholder shall not, shall not permit any of its Affiliates and shall use its best efforts not to permit any of its Associates to, directly or indirectly, sell, transfer, pledge, encumber or dispose of any shares of Voting Securities which they beneficially own, except: (i) pursuant to Rule 144 (or any successor rule) under the Securities Act or, if Rule 144 (or any successor rule) is inapplicable, in open market transactions; (ii) any bona fide pledge or hypothecation for the benefit of a bona fide financial institution (which, in the case of a financial institution that is not a bank or registered broker-dealer with capital and surplus in excess of $1,000,000, shall agree to be bound by the terms of the Agreement, except that upon any foreclosure of such pledged shares or sale by such

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financial institution in accordance with an applicable margin account agreement, such financial institution may resell such Voting Securities); (iii) to any Person controlled by Blockholder, which shall agree to be bound by the terms of this Agreement, considering such Person and Blockholder as one, or (iv) pursuant to a Permitted Acquisition Transaction. Any transfer pursuant to clauses (i) or
(iv) or the exception provided in clause (ii) herein shall take free of this Agreement.

     4. VOTING RESTRICTIONS. For a period of two years from the date hereof, Blockholder shall cause all Voting Securities beneficially owned by it and its Affiliates (and shall use its best efforts to cause all Voting Securities beneficially owned by any of its Associates) as of the record date of each meeting of shareholders of Company to be represented, in person or by proxy, at each such meeting. With respect to each action at any meeting of Company shareholders, Blockholder shall cause all Voting Securities beneficially owned by it and its Affiliates (and use its best efforts to cause all Voting Securities beneficially owned by any of its Associates) to be voted at each such meeting, either (a) as affirmatively recommended by the Board of Directors of Company or (b) if the Board of Directors makes no affirmative recommendation, in Blockholder's sole discretion. Except in exercising its duties as a member of the Board of Directors, Blockholder shall not call, or join with any other holder of Voting Securities for the purpose of calling, a special meeting of shareholders.

     5. BOARD REPRESENTATION.

     (a) The Company Board of Directors shall maintain the following committees of the Board of Directors: Audit Committee, Litigation Committee, Stock Option and Compensation Committee, Executive Committee and Nominating Committee.

     (b) At its meeting to be held on February 22, 2000, the Company Board of Directors shall increase the number of directors from seven to ten and shall elect the Blockholder Directors to serve as directors until their successors are elected and have qualified.

     (c) At its meeting to be held on February 22, 2000, the Company Board of Directors shall elect one Blockholder Director to serve on each committee of the Board of Directors, and thereafter, the Board of Directors shall ensure that at least one Blockholder Director (if duly elected as directors of Company) shall serve on each committee of the Board of Directors.

     (d) At its annual meeting of shareholders to be held in May 2000 (the "2000 Annual Meeting"), the Company Board of Directors shall (i) fix the number of directors to be elected at nine; (ii) nominate for election (A) the Blockholder Directors, (B) Company's Chief Executive Officer, (C) four directors from the current Company Board of Directors provided that if none of the directors from the current Company Board of Directors volunteers not to stand for re-election at such time, then the Nominating Committee shall select one of the current directors who will not be nominated, subject to approval of the current Company Board of Directors, and (D) one new nominee to be selected, subject to approval of the Board of Directors, by the Nominating

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Committee, which shall use its best efforts to identify and nominate in good faith an appropriate candidate prior to the 2000 Annual Meeting, and (iii) solicit proxies (and if properly executed and otherwise valid, cause such proxies to be voted in accordance with the instructions printed thereon) for such nominees' election. Blockholder will cause all shares of Voting Securities beneficially owned by it and its Affiliates, and shall use its best efforts to cause all shares of Voting Securities beneficially owned by any of its Associates, to be voted in favor of the board size and the directors nominated by Company in accordance with the foregoing sentence. After the 2000 Annual Meeting, Company shall use its best efforts to maintain the size of Company Board of Directors at nine.

     (e) At its annual meeting of shareholders to be held in May 2001 (the "2001 Annual Meeting"), the Company Board of Directors shall (i) fix the number of directors to be elected at nine; (ii) nominate for election (A) the Blockholder Directors, (B) Company's Chief Executive Officer, (C) four directors from the current Company Board of Directors and the nominee nominated pursuant to Section 5(d) above; PROVIDED that the number of directors from the current Company Board of Directors shall be reduced to three at the later of the 2001 Annual Meeting and the complete resolution of existing governmental litigation described in Company's Form 8-K filed on January 13, 2000 and any similar or related litigation, and if none of the directors from the current Company Board of Directors volunteers to resign or not stand for re-election, as the case may be, at such time, then the Nominating Committee shall select one of the current directors who will be removed or not nominated, as the case may be, subject to approval of the current Company Board of Directors; and (iii) solicit proxies (and if properly executed and otherwise valid, cause such proxies to be voted in accordance with the instructions printed thereon) for such nominees' election. Blockholder will cause all shares of Voting Securities beneficially owned by it and its Affiliates, and shall use its best efforts to cause all shares of Voting Securities beneficially owned by and of its Associates, to be voted in favor of the board size and the directors nominated by Company in accordance with the foregoing sentence.

     (f) Unless otherwise determined by the Board of Directors, Mr. Stuesser shall serve as Chairman of the Board through the 2000 Annual Meeting. Thereafter, the Chairman of the Board shall be elected by a majority of the Board of Directors.

     (g) The Chairman of the Board may vote as a director in all matters to come before the Company Board of Directors at any meeting even when presiding at such meeting, except that the Chairman of the Board may not cast the tie vote for his own election or vote in favor of himself to break a tie vote for his own election.

     (h) The Company Board of Directors shall not amend those sections of Company's bylaws providing that action by the Board of Directors and the Nominating Committee will be by simple majority vote of a quorum of members present.

     (i) As of February 22, 2000 and thereafter through the term of this
Agreement:

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          (i) The Nominating Committee shall have a maximum of three members.
     The Board of Directors shall elect the following directors to serve on the Nominating Committee, if such directors are duly elected to the Board of
     Directors: Messrs. Joseph Feshbach, Stuesser and Vakoutis.

          (ii) The Executive Committee shall have a maximum of four members, which shall consist of the Chairman of the Board, Company's Chief Executive Officer, one Blockholder Director (none if the Chairman of the Board is a Blockholder Director) and one Non-Blockholder Director (two Non-Blockholder Directors if the Chairman of the Board is a Blockholder Director).

          (iii) The Chairman of the Board shall consult with Company's Chief Executive Officer prior to making recommendations to the Board of Directors regarding committee composition.

     (j) Directors of Company owe their duties to Company and to all shareholders of Company generally and not to any one shareholder or group of shareholders of Company. Included in the duties of a director is a duty to maintain the confidentiality of information received by a director in his or her capacity as a director and not to use such information for the benefit of Persons other than Company, including trading in Voting Securities.

     (k) Blockholder will not object to arrangements no more favorable to directors than the Severance Plan, the Share Repurchase Program and the Director Option Plan Amendment.

     6. RESTRICTIONS ON ACTIONS. For a period of two years from the date hereof, the Blockholder shall not, shall not permit any of its Affiliates to and shall use its best efforts not to permit any of its Associates to, directly or indirectly, without the consent of a majority of the Non-Blockholder Directors, through any officer, director, employee, investment banking firm, financial advisor, agent or otherwise, (i) solicit, initiate, encourage the submission of or pursue proposals or offers from any person relating to any Acquisition Transaction, (ii) initiate communications with holders of Voting Securities, take any public position on matters pertaining to Company or, except to directors or through Non-Blockholder Directors among directors, advocate to any Person a position or action not approved by the Company Board of Directors or
(iii) advocate any position that could have a reasonable possibility of causing any "solicitation" of "proxies" by persons other than the Company Board of Directors (as such terms are defined in Regulation 14A under the Exchange Act) to be initiated.

     7. REPRESENTATIONS.

     (a) Company represents and warrants to Blockholder that:

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          (i) Company has the requisite corporate power to enter into, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on its part. This Agreement has been duly and validly executed and delivered by Company and constitutes a valid and binding obligation of Company enforceable against Company in accordance with its terms; and

          (ii) The execution and delivery of this Agreement will not violate, result in the breach or modification of, conflict with, constitute a default or result in an acceleration of any obligation under, result in the imposition of any encumbrance pursuant to, or affect the validity or effectiveness of, the Certificate of Incorporation, as amended, or Bylaws, as amended, or Board of Directors resolution, of, or any contract, permit, law or order applicable to, Company, except for any violation, breach, modification, conflict, default, acceleration, encumbrance or effect which would not have a material adverse effect on Company and its subsidiaries taken as a whole. Except for any required filings under state or federal securities laws, no consent, authorization or approval of, or waiver or exemption by, or filing with, any governmental or regulatory authority or body is required in connection with the execution and delivery by Company of this Agreement; except for any such consent, authorization, approval, waiver, exception or filings which if not given or made would have a material adverse effect on Company and its subsidiaries taken as a whole.

     (b) Blockholder represents and warrants to Company that:

          (i) Blockholder has the power to enter into, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by it and constitutes a valid and binding obligation of Blockholder, enforceable against Blockholder in accordance with its terms; and

          (ii) The execution and delivery of this Agreement will not violate, result in the breach or modification of, conflict with, constitute a default or result in an acceleration of any obligation under, result in the imposition of any encumbrance pursuant to, or affect the validity or effectiveness of, any contract, permit, law or order applicable to, Blockholder, except for any violation, breach, modification, conflict, default, acceleration, encumbrance or effect which would not have a material adverse effect on Blockholder. Except for any required filings under state or federal securities laws, no consent, authorization or approval of, or waiver or exemption by, or filing with, any governmental agency is required in connection with the execution and delivery by Blockholder of this Agreement; except for any such consent, authorization, approval, waiver, exception or filings which if not given or made would not have a material adverse effect on Blockholder.

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     8. TERMINATION.

     (a) This Agreement shall terminate upon the earlier of (i) two years from the date hereof or (ii) the consummation of a Permitted Acquisition Transaction.

     (b) Upon termination of this Agreement in accordance with the terms hereof, all provisions of this Agreement shall terminate.

     9. SPECIFIC ENFORCEMENT; CONSENT TO JURISDICTION. Company, on the one hand, and Blockholder, on the other hand, acknowledge and agree that each would be irreparably harmed and would have no adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that, in addition to any other remedies which may be available, the parties shall be entitled to obtain temporary and permanent injunctive relief with respect to any breach or threatened breach of, or otherwise obtain specific performance of, the covenants and other agreements contained in this Agreement. Each party hereto consents to personal jurisdiction in Minnesota in any action relating to this Agreement and to the appointment of the Secretary of State of Minnesota as agent for receipt of service of process. Any action by Company under this Agreement may be brought by Non-Blockholder Directors.

     10. AMENDMENT OF BYLAWS AND ARTICLES OF INCORPORATION. To the extent that any amendments to the bylaws of Company are necessary to permit any provision of this Agreement or the taking of any action pursuant to this Agreement, the Board of Directors shall so amend the bylaws. The Board of Directors shall not amend the bylaws or Articles of Incorporation of Company to include any provisions which would be inconsistent with the terms of this Agreement.

     11. MISCELLANEOUS.

     (a) EXPENSES. Each party shall bear the expenses of its attorneys, investment advisors or other costs it has incurred, except that upon the execution of this Agreement, Company shall reimburse Blockholder up to $40,000 for the legal fees and expenses incurred by Blockholder in connection with the negotiation of this Agreement and Blockholder's ownership of Common Stock of Company.

     (b) ENTIRE AGREEMENT; AMENDMENTS. This Agreement embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereof. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought and in the case of Company only upon the approval of a majority of the Non-Blockholder Directors. Any waiver by Company of any provision hereof shall require the approval of a majority of the Non-Blockholder Directors.

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     (c) HEADINGS. The section headings are for convenience only and shall not affect the construction of any provision of this Agreement.

     (d) COUNTERPARTS. This Agreement may be executed by the parties hereto in counterparts, and each such executed counterpart shall be an original instrument and all of such counterparts together shall be deemed to be one and the same instrument.

     (e) NOTICES. All notices, requests, service of process and other communications hereunder shall be validly given, made or served, upon delivery, if in writing and delivered personally, by telex (except for service of process) or sent by registered mail, postage prepaid, to the parties at the following addresses (or at such other address as shall be specified by like notice):

     If to Company:      Curative Health Services, Inc.
                         150 Motor Parkway
                         Hauppage, New York  11788
                         Attention:  Chief Executive Officer

     With a copy to:     Dorsey & Whitney LLP
                         250 Park Avenue
                         New York, New York  10177
                         Attention:  Robert J. Dwyer, Jr.

     If to Blockholder:  Joseph L. Feshbach
                         27600 Edgerton Road
                         Los Altos Hills, California  94022

     With a copy to:     Mark R. Levy
                         Holland & Hart LLP
                         555 Seventeenth Street
                         Denver, Colorado  80202

     (f) GOVERNING LAW. This Agreement shall be governed by the laws of the State of Minnesota without giving effect to the principles of conflicts of law thereof.

     (g) SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including the transferee of any Voting Securities from Blockholder, except as otherwise specifically provided herein.

     (h) WAIVER. No failure or delay on the part of any party in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise of any other

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power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     (i) LEGENDS AND STOP TRANSFER ORDERS. Blockholder shall, within five days of the execution of this Agreement, present to Company certificates for all Voting Securities presently beneficially owned by it, and in the future present promptly to Company certificates for any additional Voting Securities beneficially acquired by it or its Affiliates or Associates, for the placement thereon of the following legend, which shall remain thereon until such Voting Securities have been sold, transferred or disposed of pursuant to the provisions of this Agreement:

     "The securities represented by this certificate are subject to the provisions of an Agreement, dated February 22, 2000, by and between Curative Health Services, Inc. and Joseph L. Feshbach and Matthew Feshbach, and may not be sold or transferred except in accordance therewith. A copy said Agreement is on file at the office of the Corporate Secretary of Curative Health Services, Inc.";

provided that if any Voting Securities are held in street name, Blockholder shall inform the broker-dealer holding such Voting Securities and use his best efforts to cause certificates therefor to bear the foregoing legend. Blockholder hereby agrees to the entry of a stop transfer order with the transfer agent or agents of Company against the transfer of Common Stock held by Blockholder or any of its Affiliates or Associates, except in compliance with the requirements of this Agreement as certified by an executive officer of Company.

     (j) SEPARABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and the parties agree to negotiate in good faith an amendment to this Agreement to cure any such invalidity or unenforceability in a manner designed to most closely effect the purpose of such term or provision.

     (k) FURTHER ASSURANCES. At the request of any party hereto, the other parties hereto shall execute and deliver to such party such documents and instruments as may be necessary to implement or evidence the foregoing.

     (l) BUSINESS DAYS. Any action which is required to be taken hereunder shall be taken on a business day and where the date required for any action hereunder does not fall on a business day, such action shall be taken on the next calendar day which is a business day.

     (m) NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any entity, other than Company and Blockholder,

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and their respective successors and assigns, any remedy or claim by reason of this Agreement, and any such remedies or claims shall be for the exclusive benefit of Company and Blockholder.



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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                       CURATIVE HEALTH SERVICES, INC.


                                       By:
                                         ---------------------------------
                                       Name:
                                            ------------------------------
                                       Title:
                                            ------------------------------


                                       -----------------------------------
                                       Joseph L. Feshbach


                                       -----------------------------------
                                       Matthew Feshbach



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